As filed with the Securities and Exchange Commission on March 20 , 2012	Registration No. 333-174420

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 4
TO
FORM S-1
ON FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED COMMUNITY BANKS, INC.
(Exact name of issuer as specified in its charter)

Georgia	58-1807304
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

United Community Banks, Inc.
125 Highway 515 East
Blairsville, Georgia 30512
(706) 781-2265
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Jimmy C. Tallent 125 Highway 515 East Blairsville, Georgia 30512 (706) 781-2265 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
James W. Stevens Kilpatrick Townsend & Stockton LLP 1100 Peachtree Street, Suite 2800 Atlanta, Georgia 30309-4530 (404) 815-6500

      Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

       If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

      If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☒

Non-accelerated Filer ☐	Smaller Reporting Company ☐

(Do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Cumulative Perpetual Preferred Stock, Series D, $1.00 par value per share	16,613	(1)	$1,000.00		$16,613,000.00	$1,928.77
Warrants to purchase common stock, $1.00 par value per share	1,551,126	(2)	$12.50	(2)(3)	$19,389,077.50	$2,251.07
Common stock, $1.00 par value per share, issuable upon exercise of warrants	1,551,126		$12.50		$19,389,077.50	—	(4)
Total:						$4,179.84	(5)*

(1)
Represents shares of Cumulative Perpetual Preferred Stock, Series D, $1.00 par value per share, that may be sold by the selling shareholders named in this registration statement.  Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional number of shares of Cumulative Perpetual Preferred Stock, Series D, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.

(2)
In addition to shares of the Cumulative Perpetual Preferred Stock, Series D, there are being registered hereunder warrants for the purchase of 1,551,126 shares of common stock, $1.00 par value per share, with an initial per share exercise price of $12.50 per share and, pursuant to Rule 416 under the Securities Act of 1933, as amended, such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in the warrants.

(3)	Calculated pursuant to Rule 457(g) under the Securities Act of 1933, as amended, with respect to the per share exercise price of the warrants of $12.50.

(4)
Pursuant to Rule 457(g) under the Securities Act of 1933, as amended, no separate registration fee is required for the 1,551,126 shares of common stock, $1.00 par value per share, issuable upon the exercise of the warrants registered hereto.

(5)
Pursuant to Rule 457(p), $14,260.00 of previously paid registration fees is presently available for offset.  The currently due registration fee of $4,179.84 associated with this offering is hereby offset against the previously paid registration fees made in connection with United Community Banks, Inc.’s registration statement on Form S-3 filed on August 11, 2010 (File No. 333-168769).  No securities were issued or sold pursuant to such registration statement, which was withdrawn upon request of United Community Banks, Inc. pursuant to Rule 477 on March 18, 2011.  Since the previously paid registration fees completely offset the registration fee for this offering, no additional registration fee is being paid for this offering.

*	Previously paid

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated  March 20 , 2012

PROSPECTUS

16,613 SHARES OF SERIES D PREFERRED STOCK

WARRANTS TO PURCHASE UP TO 1,551,126 SHARES OF COMMON STOCK

UP TO 1,551,126 SHARES OF COMMON STOCK

This prospectus relates to the offer and sale of up to 16,613 shares of our Cumulative Perpetual Preferred Stock, Series D, par value $1.00 per share (the “Series D Preferred Stock” or “Series D Preferred Shares”), warrants (the “Warrants”) to purchase up to 1,551,126 shares of our common stock, par value $1.00 per share (the “Common Stock” or “Common Shares”) and up to 1,551,126 Common Shares issuable upon the exercise of the Warrants, by Elm Ridge Offshore Master Fund, Ltd. and Elm Ridge Value Partners, L.P. (collectively, the “Selling Shareholders”).  We issued the Series D Preferred Shares and the Warrants in connection with a share exchange with the Selling Shareholders on February 22, 2011 (the “Exchange”).  We are registering the resale of the Series D Preferred Shares, the Warrants and the underlying Common Shares (collectively, the “Securities”) as required by the share exchange agreement we entered into with the Selling Shareholders on February 22, 2011 (the “Share Exchange Agreement”).

Holders of the Series D Preferred Stock are entitled to receive, with respect to each share of the Series D Preferred Stock if, as and when declared by the Board of Directors, or any duly authorized committee of the Board of Directors, but only out of assets legally available for payment, cumulative cash dividends at a rate per annum equal to 9.6875% plus the three-month U.S. Dollar London Interbank Offered Rate (“LIBOR”) in effect on the last day of the month preceding the applicable dividend period.  The current dividend rate is 9.96%. The Warrants are exercisable at any time after September 30, 2012 until August 22, 2013.  The exercise price of the Warrants is $12.50 per share of our Common Stock.  The Warrants may only be exercised with the payment of cash.

The Selling Shareholders will sell the Series D Preferred Stock at a price of $1,000.00 per share and the Warrants at a price equal to $1.75 per share of Common Stock underlying the Warrants.  At any time the Selling Shareholders are selling Common Stock, such Common Stock will be sold at prices determined based on the then-prevailing market price or at privately negotiated prices.  The Securities may be sold by any means described in the section of this prospectus entitled “Plan of Distribution” beginning on page 8.

We will not receive any proceeds from the sale of the Securities by the Selling Shareholders.  We may, however, receive cash proceeds equal to the total exercise price of any Warrants to the extent that the Warrants are exercised.

Our Common Stock is currently traded on the Nasdaq Global Select Market under the symbol “UCBI”.  On March 19 ,  2012, the last reported sale price of our Common Stock on the Nasdaq Global Select Market was $ 9.55  per share.  You are urged to obtain current market quotations of our Common Stock.  Our Series D Preferred Stock and the Warrants are not listed on any stock exchange, and we do not intend to list any shares of the Series D Preferred Stock or the Warrants on a stock exchange.

Investing in the Securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 4 and the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which is incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of the Securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. An investment in the Securities of United Community Banks, Inc. is not insured by the Federal Deposit Insurance Corporation or any other government agency.

The date of this prospectus is ____________ __, 2012

ABOUT THIS PROSPECTUS

           You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with information that is different from such information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are offering to sell Securities only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date on its cover page regardless of the time of delivery of this prospectus or any sale of the Securities.  In case there are differences or inconsistencies between this prospectus and the information incorporated by reference, you should rely on the information in the document with the latest date.

           We are issuing the Securities only in jurisdictions where such issuances are permitted.  The distribution of this prospectus and the issuance of the Securities in certain jurisdictions may be restricted by law.  Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the Securities and the distribution of this prospectus outside the Untied States.  This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

           It is important for you to read and consider all of the information contained in this prospectus in making your investment decision.  To understand the offering fully and for a more complete description of the offering you should read this entire document carefully, including particularly the “Risk Factors” section beginning on page 3.  You also should read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference”.

           As used in this prospectus, unless the context requires otherwise, the terms “we”, “us”, “our”, “United” or “the Company” refer to United Community Banks, Inc. and its subsidiaries on a consolidated basis.

PROSPECTUS SUMMARY

           The following summary highlights selected information contained elsewhere in this prospectus and in the documents incorporated by reference in this prospectus and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus and the documents incorporated by reference in this prospectus before making your investment decisions. This prospectus provides you with a general description of United, the Securities issuable under this prospectus and the offering.

Business

           We are the third largest bank holding company headquartered in Georgia, with total consolidated assets of $6. 98 billion, total loans of $4.11 billion, total deposits of $6. 10 billion and shareholders’ equity of $ 575 million as of December 31 , 2011.  We conduct substantially all of our operations through our wholly-owned Georgia bank subsidiary, United Community Bank (the “bank”), which operates with decentralized management that is currently organized as 27 separate “community banks” at 106 locations in north Georgia, the Atlanta metropolitan statistical area (or MSA), the Gainesville, Georgia MSA, coastal Georgia, western North Carolina and eastern Tennessee.  While we enjoy the efficiencies of a single bank charter, each of our “community banks” is led by a local president and management team who collectively have significant experience in and ties to their respective communities.  Our community banks offer a full range of retail and corporate banking services, including checking, savings and time deposit accounts, secured and unsecured lending, wire transfers, brokerage services and other financial services.

           For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2011.  For instructions on how to find copies of these documents, see “Where You Can Find More Information”.

           We were incorporated in 1987 as a Georgia corporation. Our principal executive offices are located at 125 Highway 515 East, Blairsville, Georgia 30512, and our telephone number is (706) 781-2265.  Our website is http://www.ucbi.com.  Information on our website is not incorporated into this prospectus by reference and is not a part hereof.

The Offering

Issuer	United Community Banks, Inc.

Series D Preferred Shares, Warrants and Common Shares offered by us	None

Series D Preferred Shares offered by Selling Shareholders	Up to 16,613 Series D Preferred Shares

Warrants offered by Selling Shareholders	Warrants to purchase up to 1,551,126 Common Shares

Common Shares offered by Selling Shareholders	Up to 1,551,126 Common Shares

Use of proceeds
We will not receive any proceeds from the sale of the Securities.  We may, however, receive cash proceeds equal to the total exercise price of any Warrants to the extent that the Warrants are exercised.

Listing	Our Common Stock is currently listed on the Nasdaq Global Select Market under the symbol “UCBI”. Neither the Series D Preferred Stock nor the Warrants are listed on any exchange.

Risk Factors	You should consider carefully the matters set forth under “Risk Factors” beginning on page 3 of this prospectus before deciding to purchase any of the Securities.

RISK FACTORS

           An investment in the Securities involves a significant degree of risk.  You should carefully consider the risks described below and all other information contained in this prospectus and the documents incorporated herein by reference before deciding to invest in the Securities.  These risks and uncertainties are not the only risks we face.  It is possible that risks and uncertainties not listed below may arise or become material in the future and affect our business.

Risks Associated with Our Business and Related to Regulatory Events

For the risks associated with our business and industry, as well as the risks related to legislative and regulatory events, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated in this prospectus by reference.

Risks Related to the Ownership of the Securities

It is unlikely that an active trading market for the Series D Preferred Stock or the Warrants will develop.

           The Series D Preferred Stock and the Warrants will not be liquid investments because no public trading market currently exists for such securities and it is unlikely that a market will develop.  Potential purchasers of the Series D Preferred Stock or Warrants should consider carefully the limited liquidity of such investment before purchasing any shares of the Series D Preferred Stock or the Warrants.  We are not obligated, and do not intend, to apply for the listing of the Series D Preferred Stock or Warrants on any securities exchange.  Even if a trading market for the Series D Preferred Stock or Warrants were to develop, it may not continue, and a purchaser of such securities may not be able to sell such securities at or above the price at which they were purchased.

The transferability of our Common Stock is limited as a result of our Tax Benefits Preservation Plan.

         In order to reduce the likelihood that future transactions in our Common Stock will result in an ownership change under Section 382, on February  22, 2011, we adopted a Tax Benefits Preservation Plan, which provides an economic disincentive for any person or group to become an owner, for relevant tax purposes, of 4.99% or more of our Common Stock.

        The Tax Benefits Preservation Plan has the effect of limiting transferability of our Common Stock because it makes it more difficult and more expensive to acquire our Common Stock under the circumstances described.  If you acquire shares of our Common Stock, your ability to dispose of such shares may be limited due to the reduced class of potential purchasers for the shares.

Our Common Stock is equity and therefore is subordinate to our subsidiaries’ indebtedness and our preferred stock.

           Our Common Stock is an equity interest and does not constitute indebtedness of United.  Consequently, our Common Stock ranks junior to all current and future indebtedness of United and other non-equity claims against us with respect to assets available to satisfy claims against us, including in the event of our liquidation or dissolution.  We may, and the bank and our other subsidiaries may also, incur additional indebtedness from time to time and may increase our aggregate level of outstanding indebtedness.

           Further, holders of our Common Stock are subject to the prior dividend and liquidation rights of any holders of our preferred stock that may be outstanding from time to time.  Our Board of Directors is authorized to cause us to issue additional classes or series of preferred stock without any action on the part of our shareholders.  If we issue preferred shares in the future that have a preference over our Common Stock with respect to the payment of dividends or distributions upon liquidation, or if we issue preferred shares with voting rights that dilute the voting power of our Common Stock, then the rights of holders of our Common Stock or the market price of our Common Stock could be adversely affected.

We rely on dividends we receive from our subsidiary and are subject to restrictions on our ability to declare or pay dividends.

    As a bank holding company, our ability to pay dividends depends primarily on the receipt of dividends from our wholly-owned bank subsidiary. Dividend payments from the bank are subject to legal and regulatory limitations, generally based on retained earnings, imposed by bank regulatory agencies. The ability of the bank to pay dividends is also subject to financial condition, regulatory capital requirements, capital expenditures and other cash flow requirements. As of December 31, 2011, pursuant to these restrictions, the bank did not have the ability to pay dividends to United without prior regulatory approval.

Future dividend payments are restricted by the terms of Treasury’s equity investment in us and an informal memorandum of understanding.

           Beginning during the third quarter of 2008, we began to pay stock dividends in lieu of cash dividends to preserve capital and strengthen our tangible common equity levels.  Under the terms of the Capital Purchase Program (the “CPP”) of the United States Department of the Treasury (“Treasury”), until the earlier of December 5, 2011 or the date on which the Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”) we sold to Treasury under the CPP has been redeemed in whole or Treasury has transferred all of the Series B Preferred Stock to third parties, we are prohibited from increasing dividends on our Common Stock from the last quarterly cash dividend per share ($.45) declared on our Common Stock prior to December 5, 2008, as adjusted for subsequent stock dividends and other similar actions, and from making certain repurchases of equity securities, including the Series D Preferred Shares and the Common Shares, without Treasury’s consent.

           Furthermore, as long as the Series B Preferred Stock is outstanding, dividend payments and repurchases or redemptions relating to certain equity securities, including the Series D Preferred Shares and the Common Shares, are prohibited until all accrued and unpaid dividends are paid on such Series B Preferred Stock, subject to certain limited exceptions.  See “Item 1. Business—Payment of Dividends” in United’s Annual Report on Form 10-K/A for the year ended December 31, 2010, which is incorporated herein by reference.

           In addition, pursuant to an informal memorandum of understanding we entered into with Federal Reserve Bank of Atlanta (the “Federal Reserve”) and the Georgia Department of Banking and Finance, we may not incur additional indebtedness, pay cash dividends, make payments our trust preferred securities or subordinated indebtedness or repurchase outstanding capital stock, including the Series C Preferred Stock, Junior Preferred Stock or our  Common Stock, without prior approval of the Federal Reserve.

           The current dividend rates on our outstanding preferred stock are as follows:  (i) 6% with respect to our Series A Preferred Stock (defined below); (ii) 5% with respect to our Series B Preferred Stock; and (iii) 9.96% with respect to our Series D Preferred Stock.  The annual dividend accrual for our outstanding preferred stock is $13,020 on our Series A Preferred Stock, $9,000,000 on our Series B Preferred Stock and $1,654,655 on our Series D Preferred Stock.  Other than shares of our Series C Preferred Stock (defined below) that may be purchased by one of our investors, Fletcher International, Ltd., we do not have any arrangement, agreement or understanding regarding the future issuance of additional preferred stock.  Currently, no shares of the Series C Preferred Stock are outstanding.

If Fletcher acquires our Common Stock under existing agreements, our existing shareholders’ interests may be diluted and the market price of our Common Stock may fall.

           On April 1, 2010, we entered into a securities purchase agreement with Fletcher International, Ltd. (“Fletcher”) and the bank entered into an asset purchase and sale agreement with Fletcher International, Inc. and certain affiliates thereof.  As part of asset purchase agreement, Fletcher received a warrant to acquire United’s Common Stock Equivalent Junior Preferred Stock (the “Junior Preferred Stock”) that is convertible into 1,411,765 shares of our Common Stock at a price of $21.25 per share.  In accordance with the terms of the securities purchase agreement, prior to May 29, 2012, Fletcher has the right to purchase up to $65 million of our Series C Preferred Stock, which is convertible by Fletcher into shares of our Common Stock at $26.25 per share (2,476,191 shares).   In addition, Fletcher will receive an additional warrant to purchase $35 million of our Common Stock at $30.10 per share (1,162,791 shares) when it purchases the last $35 million of Series C Preferred Stock.  All of the warrants settle on a cashless exercise basis and the net shares to be delivered upon cashless exercise will be less than what would have been issuable if the warrant had been exercised for cash.

           Although all of the shares of Common Stock would be issued to Fletcher at a price that is significantly more than our tangible book value, the ownership interest of existing shareholders could be diluted if such stock is issued.

An investment in the Securities is not an insured deposit.

           The Securities are not bank deposits and, therefore, are not insured against loss by the Federal Deposit Insurance Corporation (“FDIC”) or any other public or private entity.  Investment in the Securities is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this prospectus and is subject to the same market forces that affect the capital stock in any company.  As a result, if you acquire the Securities, you may lose some or all of your investment.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

           This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), about United and its subsidiaries.  These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “could”, “should”, “projects”, “plans”, “goal”, “targets”, “potential”, “estimates”, “pro forma”, “seeks”, “intends”, or “anticipates” or the negative thereof or comparable terminology.  Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of United and its subsidiaries.  We caution our shareholders and other readers not to place undue reliance on such statements.

           Our businesses and operations are and will be subject to a variety of risks, uncertainties and other factors.  Consequently, actual results and experience may materially differ from those contained in any forward-looking statements.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the risk factors set forth in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2011:

●	our ability to maintain profitability;

●	our ability to fully realize our deferred tax asset balances, including net operating loss carry-forwards;

●	the condition of the banking system and financial markets;

●	the results of our most recent internal stress test may not accurately predict the impact on our financial condition if the economy was to continue to deteriorate;

●	our ability to raise capital as may be necessary;

●	our ability to maintain liquidity or access other sources of funding;

●	changes in the cost and availability of funding;

●	the success of the local economies in which we operate;

●	our concentrations of residential and commercial construction and development loans and commercial real estate loans are subject to unique risks that could adversely affect our earnings;

●	changes in prevailing interest rates may negatively affect our net income and the value of our assets;

●	the accounting and reporting policies of United;

●	if our allowance for loan losses is not sufficient to cover actual loan losses;

●	we may be subject to losses due to fraudulent and negligent conduct of our loan customers, third party service providers or employees;

●	competition from financial institutions and other financial service providers;

●	Treasury may change the terms of our Series B Preferred Stock;

●	risks with respect to future expansion and acquisitions;

●	conditions in the stock market, the public debt market and other capital markets deteriorate;

●	the impact of the Dodd-Frank Act and related regulations and other changes in financial services laws and regulations;

●	the failure of other financial institutions;

●	a special assessment that may be imposed by the FDIC on all FDIC-insured institutions in the future, similar to the assessment in 2009 that decreased our earnings; and

●
regulatory or judicial proceedings, board resolutions, informal memorandums of understanding or formal enforcement actions imposed by regulators that occur, or any such proceedings or enforcement actions that is more severe than we anticipate.

           All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus are expressly qualified in their entirety by the risk factors and cautionary statements contained in and incorporated by reference into this prospectus.  Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

RATIO OF EARNINGS TO FIXED CHARGES

           The following table sets forth our consolidated ratio of earnings to fixed charges and our ratio of earnings to fixed charges excluding interest on deposits for the periods indicated:

	Year Ended December 31,
	2011	2010	2009	2008	2007
Including interest on deposits	(1.94)x	(2.84)x	(.90)x	.55x	1.32x

Excluding interest on deposits	(5.95)x	(11.82)x	(8.53)x	(2.19)x	2.85x

(1)	Fixed charges consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness, an estimate of the interest with rental expense, pre-tax earnings required to pay dividends on outstanding preferred stock and pre-tax accretion.

(2)	The amount of pre-tax earnings required to achieve one-to-one coverage for the year ended December 31 , 2011 was $ 249 million and for the year ended December 31, 2010 was $ 448 million, excluding interest on deposits.

USE OF PROCEEDS

           We will receive no proceeds from the sale of the Securities by the Selling Shareholders.  We may, however, receive cash proceeds equal to the total exercise price of any Warrants to the extent that the Warrants are exercised.  The exercise price of the Warrants held by the Selling Shareholders is $12.50 per share of our Common Stock.  The exercise price and the number of Common Shares issuable upon exercise of the Warrants may be adjusted in certain circumstances, including stock splits, dividends, distributions or reclassifications, and mergers, consolidations, statutory share exchanges, or other similar transactions.  To the extent we receive proceeds from the cash exercise of the Warrants, we may use such proceeds to provide capital support to our subsidiary bank or for general corporate purposes, which may include, without limitation, making investments at the holding company level, supporting asset and deposit growth, and engaging in acquisitions or other business combinations.  We do not have any specific plans for acquisitions or other business combinations at this time.  Our management will retain broad discretion in the allocation of the net proceeds from the exercise of the Warrants.

PLAN OF DISTRIBUTION

           We are registering the Securities covered by this prospectus to permit Selling Shareholders to conduct public secondary trading of the Securities from time to time after the date of this prospectus.  The aggregate proceeds to the Selling Shareholders from the sale of the Securities will be the purchase price of the Securities less any discounts and commissions.  A Selling Shareholder reserves the right to accept and, together with their agents, to reject, any proposed purchases of Securities to be made directly or through agents.

           The Securities offered by this prospectus may be sold from time to time to purchasers:

●	directly by the Selling Shareholders and their successors, which include their donees, pledgees or transferees or their successors-in-interest; or

●
through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions or concessions, from the Selling Shareholders or the purchasers of the Securities.

    The Selling Shareholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the Securities may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the Securities by such Selling Shareholders and any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling Shareholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 of the Exchange Act.

          The Securities may be sold in one or more transactions at:

●	fixed prices;

●	prevailing market prices at the time of sale;

●	prices related to such prevailing market prices;

●	varying prices determined at the time of sale; or

●	negotiated prices.

           The sales may be effected in one or more transactions:

●	on any national securities exchange or quotation service on which the Securities may be listed or quoted at the time of the sale;

●	in the over-the-counter market;

●	in transactions other than on such exchanges or services or in the over-the-counter market;

●
through the writing of options (including the issuance by the Selling Shareholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

●	in a public auction;

●	through the settlement of short sales; or

●	through any combination of the foregoing.

           These transactions may include block transactions or crosses.  Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

           In connection with the sales of the Securities, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:

●	engage in short sales of the Securities in the course of hedging their positions;

●	sell the Securities short and deliver the Securities to close out short positions;

●	loan or pledge the Securities to broker-dealers or other financial institutions that in turn may sell the Securities;

●
enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the Securities, which the broker-dealer or other financial institution may resell under the prospectus; or

●	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

               The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

           In effecting sales, broker-dealers or agents engaged by the Selling Shareholders may arrange for other broker-dealers to participate.  Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Shareholders in amounts to be negotiated immediately prior to the sale; but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

           To our knowledge, there are currently no plans, arrangements or understandings between any Selling Shareholder and any underwriter, broker-dealer or agent regarding the sale of the Securities by the Selling Shareholders.  In the event any underwriter, broker-dealer or agent is engaged regarding the sale of the Securities by the Selling Shareholders, we will file a post-effective amendment to the registration statement, of which this prospectus forms a part, to disclose such material change in the plan of distribution.

           There can be no assurance that any Selling Shareholder will sell any or all of the Securities under this prospectus.  Further, we cannot assure you that any such Selling Shareholder will not transfer, devise or gift the Securities by other means not described in this prospectus.  The Securities covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus.  The Securities may be sold in some states only through registered or licensed brokers or dealers.  In addition, in some states the Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

           The Selling Shareholders and any other person participating in the sale of the Securities will be subject to the Exchange Act.  The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Securities by the Selling Shareholders and any other such person.  In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the Securities being distributed.  This may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

           We have agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.   We have agreed to pay substantially all of the expenses incidental to the registration of the Securities, including all registration, filing and listing fees, printing expenses, fees and disbursements of our counsel, blue sky fees and expenses, expenses incurred in connection with any “road show”, the reasonable fees and disbursements of counsel for any Selling Shareholder, and expenses of our independent accountants in connection with reviews or audits in connection with the registration of the Securities.  The Selling Shareholders will be required to pay all discounts, selling commissions and stock transfer taxes applicable to the sale of the Securities.

SELLING SHAREHOLDERS

           The Selling Shareholders, Elm Ridge Offshore Master Fund, Ltd. (the “Master Fund”) and Elm Ridge Value Partners, L.P. (“Value Partners”), acquired the Securities pursuant to the Exchange.  The Selling Shareholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

           The Master Fund is the beneficial owner of (1) 16,166.11 Series D Preferred Shares and (2) a Warrant to purchase 1,509,380 Common Shares.  We are offering for the account of the Master Fund, the 16,166.11 Series D Preferred Shares and the Warrant, including the underlying 1,509,380 Common Shares, that are beneficially owned by the Master Fund.  Value Partners is the beneficial owner of (1) 446.89 Series D Preferred Shares and (2) a Warrant to purchase 41,746 Common Shares.  We are offering for the account of Value Partners, the 446.89 Series D Preferred Shares and the Warrant, including the underlying 41,746 Common Shares, that are beneficially owned by Value Partners.  Because the Selling Shareholders may sell all, some or none of the Securities, no estimate can be given as to the amount of the Securities that will be held by the Selling Shareholders upon termination of this offering.

           Ronald Eric Gutfleish, as the Managing Member of Elm Ridge Management, LLC, investment adviser to the Master Fund and Value Partners, makes investment and voting decisions with respect to the Securities held by the Master Fund and Value Partners.

DESCRIPTION OF CAPITAL STOCK

           The following is a brief description of the terms of the Securities.  This summary does not purport to be complete in all respects.  This description is subject to and qualified in its entirety by reference to our Articles and our Amended and Restated Bylaws, as amended (the “Bylaws”), the applicable provisions of the Georgia Business Corporation Code and the Tax Benefits Preservation Plan, dated as of February 22, 2011, as amended.  Our Articles are filed as an exhibit to our Quarterly Report on Form 10-Q for the period ended June 30, 2011 and our Bylaws are filed as an exhibit to our Quarterly Report on Form 10-Q for the period ended March 31, 2011.  The Tax Benefits Preservation Plan, dated as of February 22, 2011, is filed as an exhibit to our Current Report on Form 8-K filed on February 24, 2011.  The amendments to the Tax Benefits Preservation Plan, dated as of March 29, 2011 and June 17, 2011, respectively, are filed as exhibits to our Current Reports on Form 8-K filed on March 31, 2011 and June 21, 2011, respectively.

Common Stock

           Following the Reclassification, which was effective as of June 17, 2011, our authorized Common Stock consists of 100,000,000 shares, $1.00 par value per share.  Each holder of Common Stock is entitled to one vote per share on any issue requiring a vote at any meeting.  The shares of Common Stock do not have cumulative voting rights.  Upon liquidation, holders of our Common Stock, together with holders of the Company’s Non-Voting Common Stock, Junior Preferred Stock and Junior Participating Preferred Stock, Series E (the “Series E Preferred Stock”), will be entitled to receive on a pro rata basis, after payment or provision for payment of all our debts and liabilities, and after all distributions payments are made to holders of our Series A Non-Cumulative Preferred Stock (the “Series A Preferred Stock”), our Series B Preferred Stock, our Series C Preferred Stock, our Series D Preferred Stock, our Series F Preferred Stock and our Series G Preferred Stock, all of our assets available for distribution, in cash or in kind.

           Subject to the rights of holders of our Series A Preferred Stock, our Series B Preferred Stock, our Series C Preferred Stock, our Series D Preferred Stock, our Series F Preferred Stock and our Series G Preferred Stock to receive dividends, all shares of our Common Stock, together with all shares of our Non-Voting Common Stock, Junior Preferred Stock and Series E Preferred Stock, are entitled to share equally in any dividends that our Board of Directors may declare on our Common Stock, our Non-Voting Common Stock, our Junior Preferred Stock and our Series E Preferred Stock from sources legally available for distribution.  We have informally committed to the Federal Reserve that we will not declare or pay dividends on any of our capital stock without Federal Reserve approval.

           As of  March 16 , 2012, 41,687,965 shares of the Common Stock and 15,914,209 shares of the Non-Voting Common were issued and outstanding, exclusive of   90,126 shares of Common Stock issuable under United’s deferred compensation plan; 404,281 shares of Common Stock that may be issued upon the vesting of restricted stock and restricted stock units;  572,034 shares of Common Stock that may be issued upon the exercise of options outstanding, with a weighted average exercise price of $ 94.49 per share; 129,670 shares of Common Stock reserved for issuance upon the exercise of warrants issued in connection with the issuance of trust preferred securities, with a conversion price of $100.00 per share; 219,909 shares of Common Stock reserved for issuance upon the exercise of warrants issued in connection with the issuance of preferred stock to Treasury with a conversion price of $61.40 per share; 1,411,765 shares of Common Stock reserved for issuance upon the conversion of Junior Preferred Stock received upon the exercise of a warrant issued to Fletcher, with an exercise price of $21.25 per share; 2,476,191 shares of Common Stock reserved for issuance upon the conversion of our Junior Preferred Stock or our Series C Preferred Stock that may be purchased by Fletcher, with a potential conversion price of $26.25 per share (such conversion price may be higher in certain circumstances); 1,162,791 shares of Common Stock reserved for issuance upon the conversion of Junior Preferred Stock reserved for issuance upon the exercise of a warrant that will be issued to Fletcher in connection with its purchase of Series C Preferred Stock, with an exercise price of $30.10 per share; 1,551,126 shares of Common Stock reserved for issuance upon the exercise of the Warrants issued in connection with the Exchange; and 15,914,209 shares of Common Stock reserved for issuance upon conversion of the Non-Voting Common Stock (provided certain conditions are met).

Tax Benefits Preservation Plan

           As of February 22, 2011, we adopted a Tax Benefits Preservation Plan designed to protect our ability to utilize our substantial tax assets.  Our tax attributes include net operating losses that we could utilize in certain circumstances to offset taxable income and reduce our federal income tax liability.  Our ability to use these tax benefits would be substantially limited if we were to experience an “ownership change” as defined under Section 382 of the Internal Revenue Code of 1986, as amended, and related Internal Revenue Service pronouncements.  In general, an “ownership change” would occur if our “5-percent shareholders”, as defined under Section 382, collectively increased their ownership in United by more than 50% over a rolling three-year period.  The Tax Benefits Preservation Plan is designed to reduce the likelihood that we will experience an ownership change by discouraging any person or group from becoming a beneficial owner of 4.99% or more of the Common Stock of United then outstanding (referred to herein as a “Threshold Holder”).

           In connection with the Tax Benefits Preservation Plan, our Board of Directors declared a dividend of one preferred share purchase right (individually, a “Right”, and collectively the “Rights”) in respect of each share of Common Stock outstanding at the close of business on February 23, 2011 and in respect of each share of Common Stock to become outstanding during the term of the plan.  Each Right represents the right to purchase for an initial purchase price of $40.00, one-hundredth of a share of our Series E Preferred Stock.  The Rights become exercisable by holders of those rights (other than a Threshold Holder) upon certain triggering events.  Prior to such a triggering event, our Board of Directors may, at its option, exchange all or part of the then outstanding and exercisable Rights at an exchange ratio of one share of Common Stock per Right, subject to the adjustments and limitations described in the Tax Benefits Preservation Plan.

           On March 29, 2011, we amended the Tax Benefits Preservation Plan with respect to certain definitions contained in the plan, including the definition of “Acquiring Person”, “Affiliate” and “Final Expiration Date”.  The definition of “Acquiring Person” was amended to include within the exemptions to the definition, certain entities that were not previously exempt from such definition.  The definition of “Affiliate” was amended to remove from the definition the meaning ascribed to the term “Affiliate” in Rule 12b-2 under the Exchange Act.  The definition of “Final Expiration Date” was amended to change the expiration date of the plan from the fifth anniversary of the date of the plan to March 31, 2014, subject to certain exceptions.

           On June 17, 2011, we further amended the Tax Benefits Preservation Plan to reflect the Reclassification, effective as of June 17, 2011.  As noted above, the amendment proportionally adjusted the initial purchase price for each one-hundredth of a share of our Series E Preferred Stock from $8.00 to $40.00.

           While the Tax Benefits Preservation Plan was established to protect our ability to utilize our substantial tax assets, it should be noted that:

●	the plan could have the effect of limiting transferability of our Common Stock because it makes it more difficult and more expensive to acquire our Common Stock;

●	the plan could decrease the marketability of our Common Stock and deter a potential acquirer of our Common Stock or the Company;

●
while the plan provides an economic disincentive for any one person or group to become a Threshold Holder and for any existing Threshold Holder to acquire more than a specified amount of additional shares, there can be no assurance that the plan will deter a shareholder from increasing its ownership interests beyond the limits set by the plan; and

●
our determination that United has not experienced an “ownership change” as defined under Section 382 and that the plan should create a disincentive for one to occur is based on current law and that any change in applicable law may result in an ownership change.

           For more information on our Tax Benefits Preservation Plan, as amended, see the information about the plan in the “Risk Factors” section of this prospectus and the disclosure contained in our Registration Statement on Form 8-A filed with the SEC on February 24, 2011, our Current Report on Form 8-K, including the related exhibits, filed with the SEC on February 24, 2011 and our Current Reports on Form 8-K, including the related exhibits, filed with the SEC on March 31, 2011 and June 21, 2011.

Non-Voting Common Stock

           Following the Reclassification, which was effective as of June 17, 2011, our authorized Non-Voting Common Stock consists of 30,000,000 shares, $1.00 par value per share.  Except with respect to voting rights and as specifically set forth below, the Non-Voting Common Stock has the same designations, powers, preferences, limitations, restrictions, and relative rights as, and is identical in all respects to, our Common Stock.  As of  March 16 , 2012, 15,914,209 shares of our Non-Voting Common Stock were issued and outstanding.

No Voting Rights.  Except as required by Georgia law or our Articles, holders of the Non-Voting Common Stock have no right to vote on any matter submitted to a vote at a meeting of our shareholders.  The Articles provide that, in addition to any other vote required by law, the affirmative vote of the holders of a majority of the outstanding shares of the Non-Voting Common Stock, voting separately as a class, will be required to amend, alter or repeal any provision of the Articles that significantly and adversely affects the rights, preferences or privileges of the Non-Voting Common Stock.

Dividends.  Subject to the preferential dividend rights, if any, of any preferred stock of United, the holders of Non-Voting Common Stock will be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors on the Common Stock.  If a dividend is declared and paid with respect to the Common Stock, then the Board of Directors will declare and pay an equivalent dividend, on a per share basis, to the Non-Voting Common Stock.  Likewise, if the Board of Directors declares and pays a dividend on the Non-Voting Common Stock, it will declare and pay an equivalent dividend, on a per share basis, on the Common Stock.

Distributions.  After distribution in full of any preferential amount to be distributed to the holders of preferred stock of United, holders of Non-Voting Common Stock and Common Stock will be entitled to receive, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of United, all of United’s remaining assets of whatever kind available for distribution to the shareholders ratably in proportion to the number of shares of Common Stock and Non-Voting Common Stock held by them.

Adjustments.  In the event of any stock split, combination or other reclassification of either the Common Stock or the Non-Voting Common Stock, the outstanding shares of the other class will be proportionately split, combined or reclassified in a similar manner, provided that in any such transaction, only holders of Common Stock will receive shares of Common Stock and only holders of Non-Voting Common Stock will receive shares of Non-Voting Common Stock.

Conversion.  The Non-Voting Common Stock may be converted into Common Stock by any holder of Non-Voting Common Stock, other than the initial holder of such Non-Voting Common Stock or an affiliate thereof, who acquires one or more shares of Non-Voting Common Stock in an “Approved Transfer”.  An “Approved Transfer” means a sale or other transfer (i) to an affiliate of the holder of the Non-Voting Common Stock to be transferred under common control with such holder’s ultimate parent, general partner or investment advisor but only if the transferee agrees in writing for the benefit of United to be bound by the terms of the applicable Investor Agreement; (ii) in a widely distributed public offering registered pursuant to the Securities Act; (iii) to a person that is acquiring at least a majority of United’s outstanding “voting securities” (as defined in the BHC Act and any rules or regulations promulgated thereunder) not including any voting securities such person is acquiring from the holder of the Non-Voting Common Stock to be transferred or its affiliates; or (iv) upon certification by the holder of the Non-Voting Common Stock to be transferred in writing to United that such holder believes that the transferee shall not, after giving effect to such transfer, own for purposes of the BHC Act, or the Change of Bank Control Act, and any rules and regulations promulgated thereunder, more than 2% of any class of voting securities of United outstanding at such time.

Mergers, Consolidations, Etc.  In the event of any merger, consolidation, reclassification or other transaction in which the shares of United’s Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, each share of Non-Voting Common Stock will at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that each share of Common Stock would be entitled to receive as a result of such transaction, provided that at the election of such holder, any securities issued with respect to the Non-Voting Common Stock will be non-voting securities under the resulting corporation’s organization documents and United will make appropriate provisions and take such actions necessary to ensure that holders of the Non-Voting Common Stock will retain securities with substantially the same rights and benefits as the Non-Voting Common Stock.  In the event the holders of Common Stock are provided the right to convert or exchange Common Stock for stock or securities, cash and/or any other property, then the holders of the Non-Voting Common Stock will be provided the same right based upon the number of shares of Common Stock such holders would be entitled to receive if such shares of Non-Voting Common Stock were converted into shares of Common Stock immediately prior to such offering.  In the event that United offers to repurchase shares of Common Stock from its shareholders generally, United will offer to repurchase Non-Voting Common Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase.  In the event of any pro rata subscription offer, rights offer or similar offer to holders of Common Stock, United will provide the holders of the Non-Voting Common Stock the right to participate based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such offering; provided that at the election of such holder, any shares issued with respect to the Non-Voting Common Stock will be issued in the form of Non-Voting Common Stock rather than Common Stock.

Restrictions on Transfer.  Shares of the Non-Voting Common Stock may only be transferred in an Approved Transfer, as described above.

Preferred Stock

           Under our Articles, we have the authority to issue up to 10,000,000 shares of preferred stock, $1.00 par value per share, issuable in specified series and having specified voting, dividend, conversion, liquidation, and other rights and preferences as our Board of Directors may determine, subject to limitations set forth in our Articles.  The preferred stock may be issued for any lawful corporate purpose without further action by our shareholders.  The issuance of any preferred stock having conversion rights might have the effect of diluting the interests of our other shareholders.  In addition, shares of preferred stock could be issued with rights, privileges and preferences which would deter a tender or exchange offer or discourage the acquisition of control of United.

Of such authorized number of shares of preferred stock, (i) 1,000,000 shares of Junior Preferred Stock are authorized, with no shares issued or outstanding; (ii) 287,411 shares of Series A Preferred Stock are authorized, with 21,700 shares issued and outstanding; (iii) 180,000 shares of Series B Preferred Stock are authorized, with 180,000 shares issued and outstanding; (iv) 65,000 shares of Series C Preferred Stock are authorized, with no shares issued and outstanding; (v) 25,000 shares of Series D Preferred Stock are authorized, with 16,613 shares issued and outstanding; (vi) 1,000,000 shares of Series E Preferred Stock are authorized, with no shares issued and outstanding; (vii) 195,872 shares of Series F Preferred Stock are authorized, with no shares issued and outstanding; and (viii) 151,185 shares of Series G Preferred Stock are authorized, with no shares issued and outstanding.

Series D Preferred Stock

Dividends Payable on Shares of the Series D Preferred Stock. Holders of the Series D Preferred Stock are entitled to receive, on each share of the Series D Preferred Stock if, as and when declared by the Board of Directors, or any duly authorized committee of the Board of Directors, but only out of assets legally available for payment, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to 9.6875% plus the three-month LIBOR in effect on the last day of the month preceding the applicable Dividend Period (as defined below) on (i) $1,000 per share of the Series D Preferred Stock (the “Liquidation Amount”) and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of the Series D Preferred Stock, if any.  Dividends shall begin to accrue and be cumulative from the Closing Date and shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date), in each case whether or not declared, and shall be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year (each, a “Dividend Payment Date”), commencing May 15, 2011.  In the event that any Dividend Payment Date would otherwise fall on a day that is not a business day, the dividend payment due on that date will be postponed to the next day that is a business day and no additional dividends will accrue as a result of that postponement.  The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”.

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series D Preferred Stock will rank:

●	senior to our Common Stock, our Junior Preferred Stock, our Series E Preferred Stock, and all other equity securities designated as ranking junior to the Series D Preferred Stock; and

●
equally with our Series A Preferred Stock, our Series B Preferred Stock, our Series C Preferred Stock, our Series F Preferred Stock, our Series G Preferred Stock, and all other equity securities designated as ranking on a parity with the Series D Preferred Stock, or parity stock, with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of United.

Subject to certain exceptions, no dividend shall be paid or declared on our Common Stock, our Junior Preferred Stock, our Series E Preferred Stock, or our other junior stock or parity stock, and we and our subsidiaries may not purchase, redeem or otherwise acquire for value or set aside any cash or property for the repurchase or redemption of any shares of our Common Stock, our Junior Preferred Stock, our Series E Preferred Stock, or our other junior stock or parity stock unless in each such case we have paid in full all dividends declared on the Series D Preferred Stock (or have declared all such dividends and set aside a sum sufficient for payment thereof).

Transferability.  The Series D Preferred Stock is not subject to any contractual transfer restrictions.

Redemption. The Series D Preferred Stock is not redeemable prior to either February 22, 2014 or September 30, 2014, as determined by the Company’s Board of Directors (the “Redemption Date”).  After the Redemption Date, the Series D Preferred Stock will be redeemable at the Company’s option, in whole but not in part, at a redemption price equal to the Liquidation Amount plus any accrued and unpaid dividends.  The holders of Series D Preferred Stock do not have the right to require the redemption or repurchase of the Series D Preferred Stock.

Conversion. Holders of the Series D Preferred Stock shares will have no right to exchange or convert such shares into any other securities.

Liquidation Rights. In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series D Preferred Stock will be entitled to receive a liquidation preference in an amount in cash per share, referred to as the total liquidation amount, equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable, dividends on such amount), whether or not declared, to the date of payment.  Holders of the Series D Preferred Stock will be entitled to receive the total liquidation amount out of our assets or proceeds thereof that are available for distribution to shareholders, subject to the rights of any creditors, before any distribution of such assets or proceeds after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of is made to or set aside for the holders of our Common Stock and any other stock of United ranking junior to the Series D Preferred Stock as to such distribution.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of the Series D Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective liquidation amount due to those holders upon a liquidation.  If the liquidation amount per share of the Series D Preferred Stock has been paid in full to all holders of the Series D Preferred Stock and other shares of parity stock, the holders of our Common Stock and any other stock of United ranking junior to the Series D Preferred Stock as to such distribution will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, the merger or consolidation of United with any other corporation or other entity, including a merger or consolidation in which the holders of the Series D Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of United, will constitute a liquidation, dissolution or winding up of United, but only to the extent that the holders of the Series D Preferred Stock receive in such transaction an amount equal to at least the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable, dividends on such amount).

Voting Rights. Except as indicated below or otherwise required by law, the holders of the Series D Preferred Stock will not have any voting rights.  So long as any shares of the Series D Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our Articles, the vote or consent of the holders of at least a majority of the shares of the Series D Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary to:

●
authorize, create, increase the authorized amount of or issue any class of securities ranking senior to the Series D Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of United;

●	amend, alter or repeal any provision of the Articles so as to materially and adversely affect the rights, preferences, privileges or voting powers of the Series D Preferred Stock; or

●
consummate a binding share exchange or reclassification involving the Series D Preferred Stock, or a merger or consolidation of United with another corporation or entity, unless in each case (i) the shares of the Series D Preferred Stock remain outstanding (and will not have been any adverse effect to the rights, privileges, preferences or otherwise of such Series D Preferred Stock) or are converted into or exchanged for preference securities of a surviving or resulting entity or its ultimate parent, and (ii) such shares remaining outstanding or such preference securities are securities in an issuer with a credit rating of at least as high a quality as the credit rating of United on the date immediately prior to the consummation of such transactions and have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, at least as favorable as the Series D Preferred Stock immediately prior to such consummation, taken as a whole.

DESCRIPTION OF WARRANTS

The following is a description of the material terms of the Warrants.  This description is subject to and qualified in its entirety by reference to the Warrants, a form of which was included as an exhibit to our Current Report on Form 8-K filed on February 24, 2011, and the Share Exchange Agreement, dated as of February 22, 2011, a copy of which was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2010.

Shares of Common Stock Subject to the Warrants

Pursuant to the Share Exchange Agreement we entered into with the Selling Shareholders, we granted warrants to each of the Master Fund and Value Partners to purchase a total of 1,551,126 Common Shares.  The Warrant held by the Master Fund entitles its holder to purchase 1,509,380 Common Shares, subject to certain terms and conditions.  The Warrant held by Value Partners entitles its holder to purchase 41,746 Common Shares, subject to certain terms and conditions.

Exercise of the Warrants

The right to purchase the Common Shares represented by the Warrants is exercisable, in whole or in part, at any time or from time to time after September 30, 2012, but in no event later than 5:00 p.m., New York City time on August 22, 2013.

The exercise price of the Warrants is $12.50 per share of our Common Stock.  The Warrants may only be exercised with the payment of cash.  Exercise of the Warrants is subject to the satisfaction or waiver of conditions set forth in the Share Exchange Agreement.  Upon exercise of either of the Warrants, certificates for the Common Shares issuable upon exercise of such Warrant will be issued to the holder of such Warrant.  We will at all times reserve the aggregate number of shares of our Common Stock for which the Warrant may be exercised.  The exercise price applicable to the Warrants is subject to further adjustments described below under the heading “Adjustments to the Warrants”.

Rights as a Shareholder

The holders of the Warrants will have none of the rights or privileges that the holders of our Common Stock enjoy, including any voting rights, until (and then only to the extent) the Warrants have been exercised.  The holders of the Warrants will have the right to receive notice of a change in control of United and have certain other rights to ensure they maintain equivalent rights in connection with a change in control, all as provided in the Warrants.

Transferability

Subject to compliance with applicable securities laws and transfer restrictions printed on the Warrants, holders of the Warrants are permitted to transfer, sell, assign or otherwise dispose of all or a portion of the Warrants at any time.

Adjustments to the Warrants

Adjustments in Connection with Stock Splits, Stock Dividends, Reclassifications, etc.  The number of shares of Common Stock for which the Warrants may be exercised and the exercise price applicable to the Warrants will be proportionately adjusted in the event we subdivide, by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise, our Common Stock.

Other Distributions.  If we declare any dividends or distributions other than our ordinary cash dividends on our Common Stock, upon a closing date under the Warrants, a dividend payment shall be made to the holder of the Warrants to reflect such dividend or distribution, as provided in the Warrants.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

            The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of shares of the Series D Preferred Stock, the Warrants and shares of the Common Stock by the initial beneficial owners thereof.  We have based this summary upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, as amended (the “Treasury Regulations”), administrative rulings and pronouncements and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and are subject to change, perhaps retroactively, resulting in U.S. federal income tax consequences different from those discussed below.  We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions or that a court will not sustain any challenge by the IRS in the event of litigation.

            This summary assumes that a beneficial owner will hold shares of the Series D Preferred Stock, the Warrants or shares of the Common Stock as capital assets within the meaning of section 1221 of the Code.  This summary does not address the tax consequences arising under the laws of any state or local jurisdiction or Non-U.S. jurisdiction or any other U.S. federal tax consequences, such as estate and gift tax consequences. In addition, this summary does not address all tax considerations that might be applicable to your particular circumstances (such as the alternative minimum tax provisions of the Code), or to certain types of holders subject to special tax rules, including, without limitation, partnerships, banks, financial institutions or other “financial services” entities, broker-dealers, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, persons who use or are required to use mark-to-market accounting for federal income tax purposes, persons that hold shares of the Series D Preferred Stock, the Warrants or shares of the Common Stock as part of a “straddle”, a “hedge”, a “conversion transaction” or other arrangement involving more than one position, U.S. holders (as defined below) that have a functional currency other than the U.S. dollar and certain former citizens or permanent residents of the United States.

 If a partnership holds shares of the Series D Preferred Stock, the Warrants or shares of the Common Stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partner of a partnership holding shares of the Series D Preferred Stock, the Warrants or shares of the Common Stock, you should consult your tax advisor.

 If you are considering the purchase of shares of the Series D Preferred Stock, the Warrants or shares of the Common Stock, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you in light of your particular facts and circumstances and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

            As used in this discussion, a “U.S. Holder” is a beneficial owner of shares of the Series D Preferred Stock, the Warrants, or shares of the Common Stock that is:

●	an individual who is a citizen or resident of the United States;

●
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●
a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

           As used in this discussion, a “Non-U.S. Holder” is a beneficial owner of shares of the Series D Preferred Stock, the Warrants or shares of the Common Stock that is neither a U.S. Holder nor a partnership or other entity treated as a partnership for U.S. federal income tax purposes.

Consequences to U.S. Holders

Distributions on Series D Preferred Stock or Common Stock.  Distributions made to U.S. Holders out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be included in the income of a U.S. Holder as dividend income and will be subject to tax as ordinary income.  Dividends received by an individual U.S. Holder in taxable years beginning before January 1, 2013 that constitute “qualified dividend income” are generally subject to tax at a maximum rate of 15% applicable to net long-term capital gains, provided that certain holding period and other requirements are met.  Dividends received by a corporate U.S. Holder, except as described in the next subsection, generally will be eligible for the 70% dividends-received deduction.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. Holder to the extent that the distributions do not exceed the U.S. Holder’s adjusted tax basis in the stock to which such distribution relates, but rather will reduce the adjusted tax basis of such shares. To the extent that distributions in excess of our current and accumulated earnings and profits exceed the U.S. Holder’s adjusted tax basis in the shares of stock to which the distribution relates, such distributions will be included in income as capital gain. In addition, a corporate U.S. Holder will not be entitled to the dividends-received deduction on this portion of a distribution.

We will notify holders of our shares after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, qualified dividend income and non-dividend distributions, if any.

Limitations on Dividends-Received Deduction.  A corporate U.S. Holder may not be entitled to take the 70% dividends-received deduction in all circumstances.  Prospective corporate investors in our Series D Preferred Stock or our Common Stock should consider the effect of:

●
Section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate U.S. Holder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock;

●
Section 246(c) of the Code, which, among other things, disallows the dividends-received deduction in respect of any dividend on a share of stock that is held for less than the minimum holding period (generally, for Common Stock, at least 46 days during the 90 day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend); and

●
Section 1059 of the Code, which, under certain circumstances, reduces the basis of stock for purposes of calculating gain or loss in a subsequent disposition by the portion of any “extraordinary dividend” (as defined below) that is eligible for the dividends-received deduction.

Extraordinary Dividends.  A corporate U.S. Holder will be required to reduce its tax basis (but not below zero) in our Series D Preferred Stock or our Common Stock by the non-taxed portion of any “extraordinary dividend” if the stock was not held for more than two years before the earliest of the date such dividend is declared, announced, or agreed.  Generally, the non-taxed portion of an extraordinary dividend is the amount excluded from income by operation of the dividends-received deduction.  An extraordinary dividend generally would be a dividend that:

●
equals or exceeds 5% of the corporate U.S. Holder’s adjusted tax basis in the stock to which the dividend relates, treating all dividends having ex-dividend dates within an 85 day period as one dividend; or

●	exceeds 20% of the corporate U.S. Holder’s adjusted tax basis in the stock, treating all dividends having ex-dividend dates within a 365 day period as one dividend.

In determining whether a dividend paid on stock is an extraordinary dividend, a corporate U.S. Holder may elect to substitute the fair market value of the stock for its tax basis for purposes of applying these tests if the fair market value as of the day before the ex-dividend date is established to the satisfaction of the Secretary of the Treasury.  An extraordinary dividend also includes any amount treated as a dividend in the case of a redemption that is either non-pro rata as to all stockholders or in partial liquidation of the corporation, regardless of the stockholder’s holding period and regardless of the size of the dividend.  Any part of the non-taxed portion of an extraordinary dividend that is not applied to reduce the corporate U.S. Holder’s tax basis as a result of the limitation on reducing its basis below zero would be treated as capital gain and would be recognized in the taxable year in which the extraordinary dividend is received.

Corporate U.S. Holders should consult with their own tax advisors with respect to the possible application of the extraordinary dividend provisions of the Code to the ownership or disposition of Series D Preferred Stock, the Warrants, or the Common Stock in their particular circumstances.

Sale, Exchange, or other Taxable Disposition.  Upon the sale, exchange, or other taxable disposition of our Series D Preferred Stock or the Common Stock, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, or other taxable disposition and the U.S. Holder’s adjusted tax basis in such shares.  The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received upon the sale, exchange, or other taxable disposition of such shares.  A U.S. Holder’s tax basis in a share generally will be equal to the cost of the share to such U.S. Holder, which may be adjusted for certain subsequent events (for example, if the U.S. Holder receives a non-dividend distribution, as described above).  Gain or loss realized on the sale, exchange, or other taxable disposition of our Series D Preferred Stock, the Warrants or our Common Stock generally will be capital gain or loss and will be long-term capital gain or loss if the shares have been held for more than one year.  Net long-term capital gain recognized by an individual U.S. Holder before January 1, 2013 generally is subject to tax at a maximum rate of 15%.  The ability of U.S. Holders to deduct capital losses is subject to limitations under the Code.

Taxation of the Warrants.  A warrant is an option granted by an issuer of stock to acquire stock at a set price within a specified period.  Warrants are generally taxed in the same manner as options. If the exercise price of the warrant is set at an amount equal to or greater than the stock’s current trading value, then the receipt of such warrant is not currently taxable to the recipient.  When the rights under the warrant are exercised and stock is acquired, the holding period for such shares begins on a date that the rights are exercised and the new shares are acquired.  The basis in the shares received upon exercise includes the price paid, if any, for the warrant.  If the Warrants are sold or disposed of at a gain before exercise, then such gain will constitute capital gain.

U.S. Holders should consult with their own tax advisors regarding the U.S. federal income tax consequences and the tax consequences of any other taxing jurisdiction relating to the ownership and disposition of the Warrants in light of their investment or tax circumstances.

Information Reporting and Backup Withholding.  Generally, we must report to the IRS the amount of the payments of dividends on or the proceeds of the sale or other disposition of shares of our Series D Preferred Stock or shares of our Common Stock, the name and address of the recipient and the amount, if any, of tax withheld. These information reporting requirements apply even if no tax was required to be withheld, but they do not apply with respect to U.S. Holders that are exempt from the information reporting rules, such as corporations. A similar report is sent to the recipient.

In general, backup withholding (currently at the rate of 28%, but scheduled to increase to 31% for payments made after December 31, 2012) will apply to payments received by a U.S. Holder with respect to shares of our Series D Preferred Stock or shares of our Common Stock unless the U.S. Holder is (i) a corporation or other exempt recipient and, when required, establishes this exemption or (ii) provides its correct taxpayer identification number, certifies that it is not currently subject to backup withholding tax and otherwise complies with applicable requirements of the backup withholding tax rules. A U.S. Holder that does not provide us with its correct taxpayer identification number might be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

Medicare Tax on Investment Income.  On March 30, 2010, President Obama signed into law the Health Care and Education Reconciliation Act of 2010.  This legislation requires certain individuals, estates and trusts to pay a 3.8% Medicare surtax on “net investment income” including, among other things, dividends and gain on sale in respect of securities like shares of our Series D Preferred Stock, the Warrants or shares of our Common Stock, subject to certain exceptions, for taxable years beginning after December 31, 2012.  Prospective purchasers of shares of our Series D Preferred Stock, the Warrants or shares of our Common Stock should consult their own tax advisors regarding the effect, if any, of the legislation on their ownership and disposition of shares of our Series D Preferred Stock, the Warrants or shares of our Common Stock.

Consequences to Non-U.S. Holders

Distributions on Series D Preferred Stock or Common Stock.  Distributions made to Non-U.S. Holders out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, and that is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, or a permanent establishment maintained in the United States if certain tax treaties apply, generally will be subject to U.S. federal income and withholding tax at a rate of 30% (or lower rate under an applicable treaty, if any).  Payments subject to withholding of U.S. federal income tax may nevertheless be exempt from withholding (or subject to withholding at a reduced rate) if the Non-U.S. Holder provides us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from, or reduction in, withholding under the benefit of a tax treaty, or IRS Form W-8ECI (or other applicable form) stating that a dividend paid on our shares is not subject to withholding tax because it is effectively connected with the conduct of a trade or business within the United States, as discussed below.

To claim benefits under an income tax treaty, a Non-U.S. Holder must certify to us or our agent, under penalties of perjury, that it is a non-United States person and provide its name and address (which certification may generally be made on an IRS Form W-8BEN, or a successor form), obtain and provide a taxpayer identification number, and certify as to its eligibility under the appropriate treaty’s limitations on benefits article.  In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals.  A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange, or other Taxable Disposition.  A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any capital gain realized on the sale, exchange, or other taxable disposition of our Series D Preferred Stock, the Warrants or our Common Stock provided that: (a) the gain is not effectively connected with the conduct of a trade or business within the United States, or a permanent establishment maintained in the United States if certain tax treaties apply, (b) in the case of a Non-U.S. Holder that is an individual, the Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of the sale, exchange, or other disposition of the shares, (c) the Non-U.S. Holder is not subject to tax pursuant to certain provisions of U.S. federal income tax law applicable to certain expatriates, and (d) we are not nor have we been a “United States real property holding corporation” for U.S. federal income tax purposes.  An individual Non-U.S. Holder who is present in the United States for 183 days or more in the taxable year of sale, exchange, or other disposition of our Series D Preferred Stock, the Warrants or our Common Stock and if certain other conditions are met, will be subject to U.S. federal income tax at a rate of 30% on the gains realized on the sale, exchange, or other disposition of such shares.

We would not be treated as a “United States real property holding corporation” if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.  Even if we are treated as a “United States real property holding corporation,” a Non-U.S. Holder’s sale of our Series D Preferred Stock, the Warrants or our Common Stock nonetheless generally will not be subject to U.S. federal income or withholding tax, provided that (a) our stock owned is of a class that is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, and (b) the selling Non-U.S. Holder held, actually or constructively, 5% or less of our outstanding stock of that class at all times during the five-year period ending on the date of disposition.

To the extent we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and a Non-U.S. Holder held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the class of stock and the non-U.S. Holder was not eligible for any treaty exemption, any gain on the sale of our Series D Preferred Stock, the Warrants or our Common Stock would be treated as effectively connected with a trade or business within the United States, the treatment of which is described below, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

We believe that we are not currently, and do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.

Income Effectively Connected with a Trade or Business within the United States.  If a Non-U.S. Holder of our Series D Preferred Stock, the Warrants or our Common Stock is engaged in the conduct of a trade or business within the United States and if dividends on the shares, or gain realized on the sale, exchange, or other disposition of the shares, are effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from U.S. federal withholding tax (provided that the certification requirements discussed above are satisfied), generally will be subject to U.S. federal income tax on such dividends or gain on a net income basis in the same manner as if it were a U.S. Holder.  Non-U.S. Holders should read the material under the heading “—Consequences to U.S. Holders” above for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of our Series D Preferred Stock, the Warrants or our Common Stock.  In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the United States, subject to certain adjustments.

Taxation of the Warrants.  A warrant is an option granted by an issuer of stock to acquire stock at a set price within a specified period.  Warrants are generally taxed in the same manner as options. If the exercise price of the warrant is set at an amount equal to or greater than the stock’s current trading value, then the receipt of such warrant is not currently taxable to the recipient.  When the rights under the warrant are exercised and stock is acquired, the holding period for such shares begins on a date that the rights are exercised and the new shares are acquired.  The basis in the shares received upon exercise includes the price paid, if any, for the warrant.  If the Warrants are sold or disposed of at a gain before exercise, then such gain will constitute capital gain.

Non-U.S. Holders should consult with their own tax advisors regarding the U.S. federal income tax consequences and the tax consequences of any other taxing jurisdiction relating to the ownership and disposition of the Warrants in light of their investment or tax circumstances.

Information Reporting and Backup Withholding.  We will, when required, report to the IRS and to each Non-U.S. Holder the amount of any dividends paid to, and the tax withheld, if any, with respect to, such Non-U.S. Holder, regardless of whether any tax was actually withheld on such payments. Copies of these information returns might also be made available to the tax authorities of the country in which the Non-U.S. Holder resides under the provisions of a specific treaty or agreement. Backup withholding and information reporting will not apply to payments of dividends on shares of our Series D Preferred Stock or shares of our Common Stock by us or our agent to a Non-U.S. Holder if the Non-U.S. Holder certifies as to its Non-U.S. Holder status under penalties of perjury. Sales or exchanges of shares of our Series D Preferred Stock or shares of our Common Stock by a Non-U.S. Holder might be subject to information reporting, and might be subject to backup withholding at the applicable rate, currently 28% (but scheduled to increase to 31% for payments made after December 31, 2012), unless the seller certifies its Non-U.S. status (and certain other conditions are met) or otherwise establishes an exemption.

Backup withholding is not an additional tax. A Non-U.S. Holder might obtain a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability of any amounts withheld under the backup withholding rules provided the required information is timely furnished to the IRS.

Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

           Foreign Financial Institutions.  On March 18, 2010, President Obama signed into law the Hiring Incentives to Restore Employment Act (the “Act”). The Act imposes withholding taxes on certain types of payments made to “foreign financial institutions” (as specifically defined in the Act) and certain other non-United States entities (including financial intermediaries) after December 31, 2012. The Act imposes a 30% withholding tax on “withholdable payments” to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. For these purposes, a “withholdable payment” includes any United States source payments of interest (including original issue discount), dividends, rents, compensation and other fixed or determinable annual or periodical gains, profits and income. If the payee is a foreign financial institution, it must enter into an agreement with the United States Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Prospective purchasers of shares of our Series D Preferred Stock, the Warrants or shares of our Common Stock should consult their tax advisors regarding this legislation and the potential implications of this legislation on their particular circumstances.

LEGAL MATTERS

Kilpatrick Townsend & Stockton LLP will provide an opinion as to the legality of the Securities.  As of the date of this prospectus, members of Kilpatrick Townsend & Stockton LLP participating in this matter own an aggregate of 8,800 shares of our Common Stock.

EXPERTS

The audited consolidated financial statements of United and its subsidiaries as of December 31, 20 11 and 2010 , and for the three-year period ended December 31, 2011 , included in our Annual Report on Form 10-K for the year ended December 31, 2011 , and the effectiveness of our internal control over financial reporting as of December 31, 2011 , incorporated by reference in this prospectus have been audited by Porter Keadle Moore, LL C , independent registered public accounting firm, as stated in their report dated March 13 , 201 2 , which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information that we file with the SEC, which means that we can disclose important information to you by referring you to other documents.  The information incorporated by reference is an important part of this prospectus.  Other than information deemed “furnished” rather than “filed” under the Exchange Act, we incorporate by reference the following documents:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 ;

●	our Current Reports on Form 8-K filed on January 6, 2012; and January 26, 2012; and

●	all documents filed after the date of this prospectus and prior to termination of the offering hereunder pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents incorporated by reference are available from United without charge.  You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from Lois Rich, Investor Relations, United Community Banks, Inc., at 125 Highway 515 East, Blairsville, Georgia 30512, telephone number (706) 781-2265.

We maintain a website at http://www.ucbi.com where the incorporated documents listed above can be accessed.  Neither our website nor the information on our website is included or incorporated in, or is a part of, this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, which means that we are required to file reports, proxy statements, and other information, all of which are available to the public on the Internet site maintained by the SEC at http://www.sec.gov.  You may also read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

PROSPECTUS

 16,613 SHARES OF SERIES D PREFERRED STOCK

WARRANTS TO PURCHASE UP TO 1,551,126 SHARES OF COMMON STOCK

UP TO 1,551,126 SHARES OF COMMON STOCK

__________ __, 2012

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 1 4 .  Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions.  All of the amounts shown are estimated, except the SEC registration fee.

SEC registration fee	$4,179.84
Legal fees and expenses	15,000.00
Accounting fees and expenses	5,000.00
Miscellaneous	1,820.16
Total	$26,000.00

Item 1 5 .  Indemnification of Directors and Officers.

Our Articles provide that no director shall be personally liable to United or our shareholders for breach of his or her duty of care or other duty as a director, but only to the extent permitted from time to time by the Georgia Business Corporation Code.

Our Bylaws require us to indemnify our directors, officers, employees, and agents against judgments, fines, penalties, amounts paid in settlement, and expenses, including attorney’s fees, actually and reasonably incurred in connection with various types of legal actions or proceedings instituted by third parties if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct specified therein.

In addition, our Bylaws require us to indemnify our directors, officers, employees, and agents for expenses actually and reasonably incurred in connection with legal actions or proceedings instituted by or in the right of United to procure a judgment in our favor, if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct set forth therein.  However, we will not indemnify a director, officer, employee, or agent for such expenses if such person is adjudged liable to us, unless so ordered by the court in which the legal action or proceeding is brought.

A determination concerning whether or not the applicable standard of conduct has been met by a director, officer, employee, or agent seeking indemnification must be made by (1) a disinterested majority of the Board of Directors, (2) our legal counsel, if a quorum of disinterested directors is not obtainable or if the disinterested directors so order, or (3) an affirmative vote of a majority of shares held by the shareholders.  No indemnification may be made to or on behalf of a director, officer, employee or agent in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him or her.

As provided under Georgia law, the liability of a director may not be eliminated or limited (1) for any appropriation, in violation of his duties, of any business opportunity of United, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful corporate distributions or (4) for any transaction from which the director received an improper benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Our directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to limitations.

Item 16.  Exhibits and Financial Statement Schedules.

           (a)  The following exhibits are filed on behalf of the registrant as part of this registration statement:

Exhibit No.	Description

3.1
Restated Articles of Incorporation of United Community Banks, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q/A for the period ended June 30, 2011, filed with the SEC on August 9, 2011).

3.2
Amended and Restated Bylaws of United Community Banks, Inc., as amended (incorporated herein by reference to Exhibit 3.2 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2011, filed with the SEC on May 4, 2011).

4.1
See Exhibits 3.1 and 3.2 for provisions of the Restated Articles of Incorporation of United Community Banks, Inc., as amended, and the Amended and Restated Bylaws, as amended, of United Community Banks, Inc., which define the rights of security holders.

4.2
Letter Agreement, dated December 5, 2008, by and between United Community Banks, Inc. and the United States Department of the Treasury (incorporated herein by reference to Exhibit 10.1 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on December 5, 2008).

4.3
Securities Purchase Agreement, dated as of April 1, 2010 (incorporated herein by reference to Exhibit 1.2 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on April 1, 2010), as amended by the Amendment to Securities Purchase Agreement, dated as of June 11, 2010 (incorporated herein by reference to Exhibit 1.1 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on June 14, 2010).

4.4
Form of Warrants to Purchase Shares of Common Stock of United Community Banks, Inc. (incorporated herein by reference to Exhibit 1.3 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on April 1, 2010), as amended by Amendment to Warrants to Purchase Shares of Common Stock of United Community Banks, Inc., dated as of June 11, 2010 (incorporated herein by reference to Exhibit 1.2 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on June 14, 2010).

4.5
Tax Benefits Preservation Plan, dated as of February 22, 2011, by and between United Community Banks, Inc. and Illinois Stock Transfer Company (incorporated herein by reference to Exhibit 4.1 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on February 24, 2011), as amended by Amendment to Tax Benefits Preservation Plan, dated as of March 29, 2011 (incorporated herein by reference to Exhibit 4.1 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on March 31, 2011) and as amended by Second Amendment to Tax Benefits Preservation Plan, dated as of June 17, 2011 (incorporated herein by reference to Exhibit 1.1 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on June 21, 2011).

4.6
Form of Summary of Rights for Tax Benefits Preservation Plan, dated as of February 22, 2011, by and between United Community Banks, Inc. and Illinois Stock Transfer Company (incorporated herein by reference to Exhibit 4.2 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on February 24, 2011).

4.7	Form of Warrant to Purchase Common Stock (incorporated herein by reference to Exhibit 4.3 to United Community Banks, Inc’s Current Report on Form 8-K, filed with the SEC on February 24, 2011).

5	Opinion and Consent of Kilpatrick Townsend & Stockton LLP. *

8	Opinion and Consent of Kilpatrick Townsend & Stockton LLP regarding certain tax matters. *

10.1
United Community Banks, Inc.’s Profit Sharing Plan, dated as of March 9, 2001 (incorporated herein by reference to Exhibit 4.3 to United Community Banks, Inc.’s Registration Statement on Form S-8, File No. 333-86876, filed with the SEC on April 24, 2002).

10.2
Amendment No. 1 to United Community Banks, Inc.’s Profit Sharing Plan, dated as of March 15, 2002 (incorporated herein by reference to Exhibit 4.4 to United Community Banks, Inc.’s Registration Statement on Form S-8, File No. 333-86876, filed with the SEC on April 24, 2002).

10.3
United Community Banks, Inc.’s 2000 Key Employee Stock Option Plan (incorporated herein by reference to Exhibit 4.3 to United Community Banks, Inc.’s Registration Statement on Form S-8, File No. 333-99849, filed with the SEC on September 19, 2002).

10.4
Amendment to United Community Banks, Inc.’s 2000 Key Employee Stock Option Plan, dated March 5, 2004 (incorporated herein by reference to United Community Banks, Inc.’s Registration Statement on Form S-4, filed with the SEC on September 9, 2004).

10.5
Split-Dollar Agreement between United and Jimmy C. Tallent dated June 1, 1994 (incorporated herein by reference to Exhibit 10.11 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 1994, File No. 0-21656).

10.6
Form of Amended and Restated Change of Control Severance Agreement by and between United Community Banks, Inc. and Jimmy C. Tallent, Guy W. Freeman, Rex S. Schuette and David Shearrow (incorporated herein by reference to Exhibit 10.8 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, File No. 0-21656, filed with the SEC on February 27, 2009).

10.7
Employment Agreement by and between United Community Banks, Inc. and Glenn S. White (incorporated herein by reference to Exhibit 10.9 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, File No. 0-21656, filed with the SEC on February 27, 2009).

10.8
United Community Banks, Inc.’s Amended and Restated Modified Retirement Plan, effective as of January 1, 2005 (incorporated herein by reference to Exhibit 10.10 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, File No. 0-21656, filed with the SEC on February 27, 2009).

10.9
United Community Banks, Inc.’s Amended and Restated Deferred Compensation Plan, effective as of January 1, 2005 (incorporated herein by reference to Exhibit 10.11 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, File No. 0-21656, filed with the SEC on February 27, 2009).

10.10
United Community Banks, Inc. Dividend Reinvestment and Share Purchase Plan (incorporated herein by reference to Exhibit 4 to United Community Banks, Inc.’s Registration Statement on Form S-3D, File No. 333-127477, filed with the SEC on August 12, 2005).

10.11
United Community Banks, Inc. Employee Stock Purchase Plan, effective as of December 20, 2005 (incorporated herein by reference to Exhibit 4 to United Community Banks, Inc.’s Registration Statement on Form S-8, File No. 333-130489, filed with the SEC on December 20, 2005).

10.12
Amendment Number 2 to United Community Banks, Inc. 2000 Key Employee Stock Option Plan, dated April 26, 2006 (incorporated herein by reference to Exhibit 10.1 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, File No. 0-21656, filed with the SEC on August 8, 2006).

10.13
United Community Banks, Inc.’s Amended and Restated 2000 Key Employee Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on May 1, 2007).

10.14
Form of Senior Executive Officer Incentive Stock Option Agreement (incorporated herein by reference to Exhibit 10.3 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, File No. 0-21656, filed with the SEC on August 7, 2009).

10.15
Form of Senior Executive Officer Nonqualified Stock Option Agreement (incorporated herein by reference to Exhibit 10.1 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, File No. 0-21656, filed with the SEC on August 7, 2009).

10.16
Form of Senior Executive Officer Restricted Stock Unit Award Agreement (incorporated herein by reference to Exhibit 10.2 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, File No. 0-21656, filed with the SEC on August 7, 2009).

10.17
United Community Banks, Inc.’s Management Incentive Plan (incorporated herein by reference to Exhibit 10.5 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on May 1, 2007).

10.18
Amendment No. 1 to United Community Banks, Inc.’s Amended and Restated 2000 Key Employee Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on April 13, 2007).

10.19
Subordinated Term Loan Agreement, dated as of August 29, 2008, among United Community Bank, as borrower, the lenders from time to time party thereto, and SunTrust Bank as administrative agent (incorporated herein by reference to Exhibit 10.1 to United Community Banks, Inc.’s current report on Form 8-K,  filed with the SEC on August 28, 2008).

10.20
Letter Agreement, dated December 5, 2008, between United Community Banks, Inc. and the United States Treasury, with respect to the issuance and sale of Series B Preferred Stock and the Warrant (incorporated herein by reference to Exhibit 10.1 to United Community Banks, Inc.’s current Report on Form 8-K, filed with the SEC on December 5, 2008).

10.21
Form of Senior Executive Officer Waiver, dated December 5, 2008, by Jimmy C. Tallent, Guy W. Freeman, Rex S. Schuette, David Shearrow and Glenn S. White (incorporated herein by reference to Exhibit 10.23 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, File No. 0-21656, filed with the SEC on February 27, 2009).

10.22
Asset Purchase Agreement, dated April 1, 2010 by and among United Community Bank and Fletcher  International, Inc. and certain affiliates thereof who may become parties thereto as purchasers (incorporated  herein by reference to Exhibit 1.1 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the  SEC on April 1, 2010).

10.23
Securities Purchase Agreement, dated April 1, 2010 between United Community Banks, Inc. and Fletcher  International, Ltd. (incorporated herein by reference to Exhibit 1.2 to United Community Banks, Inc.’s Current  Report on Form 8-K, filed with the SEC on April 1, 2010).

10.24
Amendment to Securities Purchase Agreement, dated June 11, 2010 between United Community Banks,  Inc. and Fletcher International, Ltd. (incorporated herein by reference to Exhibit 1.1 to United Community Banks,  Inc.’s Current Report on Form 8-K, filed with the SEC on June 14, 2010).

10.25
Share Exchange Agreement dated as of February 22, 2011, by and among United Community Banks, Inc.  and Elm Ridge Offshore Master Fund, Ltd and Elm Ridge Value Partners L.P. (incorporated herein by reference to Exhibit 10.25 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010, File No. 001-35095, filed with the SEC on March 16, 2011).

10.26
Investment Agreement, dated as of March 16, 2011, between United Community Banks, Inc. and Corsair Georgia, L.P. (incorporated herein by reference to Exhibit 10.1 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on March 17, 2011).

10.27
Form of Subscription Agreement, dated as of March 16, 2011, between United Community Banks, Inc. and each Additional Investor (incorporated herein by reference to Exhibit 10.2 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on March 17, 2011).

10.28
Asset Purchase and Sale Agreement, dated as of April 18, 2011, among United Community Bank, CF Southeast, LLC and CF Southeast Trust 2011-1 (incorporated herein by reference to Exhibit 10.3 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2011, filed with the SEC on May 4, 2011).

12	Computation of Ratio of Earnings to Fixed Charges.

21
Subsidiaries of United (incorporated herein by reference to Exhibit 21 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010, File No. 001-35095, filed with the SEC on March 16, 2011).

23.1	Consent of Porter Keadle Moore, LLC.

23.2	Consent of Kilpatrick Townsend & Stockton LLP (included as part of Exhibits 5 and 8).

* Previously filed with the SEC on February 23, 2012 as Exhibits 5 and 8 to amendment no. 4 to this registration statement.

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

           (1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                          (ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

                         (iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

           (2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4)           That, for purpose of determining any liability under the Securities Act of 1933 to any purchaser:

(i)             If the registrant is relying on Rule 430B:

(A)         Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)          Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

           (5)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

           (6)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           (7)           For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

           (8)           For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No.  4 on Form S-3  to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Blairsville, state of Georgia, on  March 20 , 2012.

UNITED COMMUNITY BANKS, INC.

By:	/s/ Jimmy C. Tallent
Jimmy C. Tallent
President and Chief Executive Officer

(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No.  4 on Form S-3  has been signed by the following persons in the capacities indicated on  March 20 , 2012.

Signature	Title

/s/ Jimmy C. Tallent	President, Chief Executive Officer and Director
Jimmy C. Tallent	(Principal Executive Officer)

/s/ Rex S. Schuette	Executive Vice President and Chief Financial Officer
Rex S. Schuette	(Principal Financial Officer)

/s/ Alan H. Kumler	Senior Vice President, Controller and Chief Accounting Officer
Alan H. Kumler	(Principal Accounting Officer)

*	Chairman of the Board
Robert L. Head, Jr.

*	Vice Chairman of the Board
W.C. Nelson, Jr.

*	Director
Robert Blalock

*	Director
Cathy Cox

*	Director
Hoyt O. Holloway

*	Director
John D. Stephens

*	Director
Tim Wallis

By:	/s/ Jimmy C. Tallent
Jimmy C. Tallent Attorney-in-Fact (Pursuant to a Power of Attorney)

EXHIBIT INDEX

Exhibit No.	Description

12	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Porter Keadle Moore, LLC.